Exhibit 99.1

Contact:

Jim Havel, Chief Financial Officer

Ben Bier, Vice President, Investor Relations

(314) 810-3115

investor.relations@express-scripts.com

Express Scripts Announces 2017 Fourth Quarter and Full Year Results

ST. LOUIS, February 27, 2018 — Express Scripts Holding Company (Nasdaq: ESRX) announced consolidated 2017 fourth quarter and full year net income of $2,327.6 million and $4,517.4 million, respectively, or $4.10 and $7.74 per diluted share, respectively. Consolidated 2017 fourth quarter and full year adjusted earnings per diluted share were $2.16 and $7.10, respectively.*

“Throughout 2017, Express Scripts kept our patients and clients ahead of the curve by providing best-in-class solutions. These solutions limited prescription drug spending growth to an average of 1.5% over 2016, a record low, for commercial plans,” said Tim Wentworth, President and CEO. “We have also seen a strong start to 2018, with outstanding client implementations, a solid start to the selling season and new strategic collaborations. With this foundation and momentum, we are well positioned to drive core business growth in 2018 and beyond.”

Business Outlook

“With a significant number of our largest renewals completed and strong momentum in the market, we are in a position to provide an early look at our consolidated retention rate for the 2018 selling season, which we expect to reach 96% to 98%,” said Wentworth.

The Company’s enterprise value initiative is estimated to cost approximately $600 million to $650 million and to deliver cumulative savings of nearly $1.2 billion by 2021, with an annual run rate of between $550 million to $600 million thereafter. This initiative is expected to help the Company achieve its targeted compounded annual adjusted EBITDA growth rate for the core business from 2017-2020 of between 2% and 4%, and drive significant value to patients and clients beginning in 2018.

*	Each of net income, adjusted net income, earnings per diluted share, adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA per adjusted claim amounts are presented as attributable to Express Scripts, excluding non-controlling interest representing the share allocated to members of our consolidated affiliates. For a description of the financial measures presented herein which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), see Supplemental Information Regarding Non-GAAP Financial Measures below.

Net cash flow provided by operating activities for the year ending December 31, 2018, is expected to increase $850 million to $900 million as a result of the Tax Cuts and Jobs Act (the “Tax Act”), enacted in December 2017. Express Scripts is pleased to announce additional investments in our employees and communities made possible, in part, by passage of the Tax Act. The Tax Act generates an opportunity to reward our most valuable asset, our employees, who work hard every day to serve our patients and clients, build strong relationships in our communities and create long-term shareholder value. Non-executive employees will participate in a one-time bonus pool of approximately $20 million, with each of the eligible employees receiving a bonus, ranging from $500 to $2,000, based on tenure. Additionally, a total of approximately $30 million will be donated to an education fund for the benefit of children of our employees, covering post-secondary, including vocational, education, and our charitable foundation to support the local philanthropic needs of the communities in which we operate. The donations will be excluded from our adjusted earnings per diluted share. However, the $20 million bonus pool will be included in adjusted earnings per diluted share, and, due to our strong start to the year, we are not lowering our current guidance for the effect of these payments. Finally, the Company is committed to maintaining strong investment grade ratings. The Company’s priorities for deploying capital remain the same: pay down debt, fund internal growth, make strategic acquisitions and return cash to shareholders in the form of share repurchases.

Consolidated Fourth Quarter and Full Year 2017 Review

The following compares consolidated fourth quarter 2017 and 2016 operating results **:

•	Adjusted claims of 355.8 million, flat from 2016

•	GAAP net income of $2,327.6 million, up 62% ($1,381.0 million attributable to the Tax Act)

•	GAAP earnings per diluted share of $4.10, up 75% ($2.43 per share attributable to the Tax Act)

•	Adjusted EBITDA of $2,147.9 million, up 5%

•	Adjusted net income of $1,229.0 million, up 7%

•	Adjusted earnings per diluted share of $2.16, up 15%

•	Net cash flow provided by operating activities of $1,369.8 million, down 39%

The following compares consolidated full year 2017 and 2016 operating results **:

•	Adjusted claims of 1,401.1 million, flat from 2016

•	GAAP net income of $4,517.4 million, up 33% ($1,381.0 million attributable to Tax Act)

•	GAAP earnings per diluted share of $7.74, up 44% ($2.37 per share attributable to Tax Act)

•	Adjusted EBITDA of $7,415.5 million, up 2%

•	Adjusted net income of $4,139.5 million, up 3%

•	Adjusted earnings per diluted share of $7.10, up 11%

•	Net cash flow provided by operating activities of $5,351.3 million, up 9%

As a result of enactment of the Tax Act, the Company revalued its deferred tax assets and liabilities to reflect the reduction in the federal tax rate. This revaluation resulted in an increase in GAAP net income for the three months and year ended December 31, 2017, of approximately $1.4 billion.

The Company repurchased a total of 45.9 million shares under its share repurchase program for $2,947.4 million in the aggregate during 2017. In December 2017, the Board of Directors of the Company approved a 45 million share increase in the authorized number of shares that may be purchased under the share repurchase program.

**	See Supplemental Information Regarding Non-GAAP Financial Measures and Supplemental Tables below for additional information.

Net cash flow provided by operating activities in the fourth quarter of 2017 was down 39% from the comparable quarter in 2016 due primarily to the tax benefit related to the divestiture of PolyMedica Corporation received in the fourth quarter of 2016, transaction costs paid in the fourth quarter of 2017 for the acquisition of eviCore healthcare (“eviCore”), the sale of United BioSource Holdings, Inc. (“UBC”) and changes in the timing of year-end payables.

In October 2017, the Company modified its existing credit agreement to increase the 2015 revolving facility to $3.5 billion and extend the termination date to 2022. The Company also established a commercial paper program up to an amount outstanding at any time of $3.5 billion, fully backed by the amended facility. In November 2017, the Company issued $1.4 billion of senior notes due November 2020 and 2022. The net proceeds from the sale of the senior notes were used to repay $400.0 million of outstanding principal on the 2015 five-year term loan, to fund a portion of the purchase price of the Company’s acquisition of eviCore and for general corporate purposes.

The Company’s consolidated 2017 fourth quarter and full year financial results include the post-acquisition results of eviCore, which the Company acquired December 15, 2017, and the results of UBC prior to its sale on December 27, 2017.

Core Business1 Fourth Quarter and Full Year 2017 Review

The following compares core business fourth quarter 2017 and 2016 operating results**:

•	Adjusted claims of 295.7 million, flat from 2016

•	Adjusted EBITDA of $1,486.3 million, up 5%

The following compares core business full year 2017 and 2016 operating results**:

•	Adjusted claims of 1,164.8 million, flat from 2016

•	Adjusted EBITDA of $4,943.4 million, up 3%

2018 Guidance

As previously stated, the Company is using $20 million of the tax benefit from the Tax Act to fund a bonus pool to reward our non-executive employees. While it was not contemplated when the 2018 guidance was released, we are not adjusting our guidance for the item. The Company reaffirms its guidance and expects consolidated 2018 adjusted earnings per diluted share guidance in the range of $9.27 to $9.47 ($1.60 attributable to the Tax Act), which represents growth of 32% over 2017 consolidated adjusted earnings per diluted share at the mid-point of the range.

The Company expects total adjusted claims for the first quarter of 2018 to be in the range of 335 million to 345 million, of which 280 million to 290 million is attributable to the core business. Consolidated adjusted earnings per diluted share for the first quarter of 2018 are estimated to be in the range of $1.73 to $1.78, which represents growth of 30% to 34% over the first quarter of 2017.

Additional details on the consolidated and core business guidance can be found in Table 6. For a description of the financial measures presented herein which are not calculated or presented in accordance with GAAP, see “Supplemental Information Regarding Non-GAAP Financial Measures” below.

**	See Supplemental Information Regarding Non-GAAP Financial Measures and Supplemental Tables below for additional information.

Conference Call Details

The Company will hold its quarterly conference call to discuss 2017 fourth quarter and full year financial results and the other matters discussed in this press release on Wednesday, February 28, 2018, at 8:30 a.m. Eastern Time (7:30 a.m. Central Time). The call includes a slide presentation and is being webcast via the Internet and can be accessed at the Investor Information section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

About Express Scripts

Express Scripts is leading the way for tens of millions of people by aligning with plan sponsors, taking bold action and delivering patient-centered care to make better health more affordable and accessible.

Headquartered in St. Louis, Express Scripts provides a full range of integrated pharmacy benefit management services, including home delivery pharmacy care, specialty pharmacy care and benefit management, benefit-design consultation, drug utilization review, formulary management and medical and drug data analysis, that guide patients and plans toward better health by prioritizing quality care at competitive rates. Our services drive down the cost of care for employer-funded, Medicare, Medicaid and Public Exchange plans. Express Scripts also distributes a full range of biopharmaceutical products and offers innovative medical benefit management services.

For more information, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

Supplemental Information Regarding Non-GAAP Financial Measures

The following provides supplemental information regarding the non-GAAP financial measures presented herein, including the reconciliation of such measures to the most directly comparable financial measures calculated in accordance with GAAP. Adjusted earnings per diluted share (or adjusted EPS), EBITDA, adjusted EBITDA, adjusted EBITDA per adjusted claim, adjusted net income, adjusted income before income taxes, adjusted gross profit and adjusted selling, general and administrative are non-GAAP financial measures presented herein, are not calculated or presented in accordance with GAAP, and should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. The Company believes these non-GAAP financial measures provide management and investors with useful information about the earnings impact of certain expenses and are useful for (i) comparison of our earnings to those of other companies; (ii) a better understanding of the Company’s ongoing core business performance; (iii) planning and forecasting for future periods; and (iv) assessing period-to-period performance trends. Management assesses the Company’s core business operating performance using adjusted EBITDA in order to better isolate the impact of certain expenses that may not be comparable between periods or indicative of the ongoing performance of the business. Adjusted EBITDA per adjusted claim provides management and investors with useful information about the earnings and performance of the Company on a per unit basis.

2018 Guidance Information: Due to the inherent difficulty of forecasting the timing and amount of certain items that would impact EPS and net income, including discrete tax and other items, the Company is unable to reasonably estimate the related impact of such items to EPS and net income, the GAAP financial measures most directly comparable to adjusted EPS and adjusted EBITDA, respectively. Accordingly, the Company is unable to provide a reconciliation of 2018 guidance for either adjusted EPS to EPS or adjusted EBITDA to net income. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could have a significant impact on the Company’s first quarter and full-year 2018 GAAP financial results. With respect to consolidated adjusted EPS, amortization of intangible assets is expected to be approximately $0.55 and $2.27 per share for the first quarter and full-year 2018, respectively.

Financial Information for our Core Business and Transitioning Clients: The financial measures attributable to our core business and the transitioning clients presented herein, including adjusted EBITDA and adjusted EBITDA per adjusted claims are also non-GAAP financial measures. These measures are not calculated or presented in accordance with GAAP, and should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. These measures represent operating results attributable to specific clients of the Company; however, they are not regularly reviewed by our Chief Executive Officer to assess the performance of any of these clients or make decisions about resources to be allocated to any such client. These measures also reflect management’s estimates as to allocation of costs of its PBM business to each of the transitioning clients and may not be indicative of costs actually incurred as a result of servicing each of these clients. However, management is unable to reasonably estimate the allocation of certain key items that would impact net income attributable to each of the transitioning clients, including interest and depreciation and amortization. Accordingly, the Company is unable to provide net income attributable to any of the transitioning clients or its core business excluding the transitioning clients, and is therefore also unable to provide a reconciliation of adjusted EBITDA to net income attributable to transitioning clients or core business. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could have a significant impact on the Company’s long-term outlook for the core business, as discussed above.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, our 2018 guidance, business outlook and our statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ materially from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2018. A copy of these documents can be found at the Investor Information section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Statement of Operations

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2017	2016	2017	2016
Revenues*	$25,378.8	$24,863.3	$100,064.6	$100,287.5
Cost of revenues *	22,888.3	22,525.1	91,302.5	91,667.0

Gross profit	2,490.5	2,338.2	8,762.1	8,620.5
Selling, general and administrative	908.1	863.5	3,268.1	3,532.7

Operating income	1,582.4	1,474.7	5,494.0	5,087.8

Other (expense) income:
Interest income and other	14.2	6.7	42.9	34.1
Interest expense and other	(168.0)	(146.0)	(607.9)	(694.8)

	(153.8)	(139.3)	(565.0)	(660.7)

Income before income taxes	1,428.6	1,335.4	4,929.0	4,427.1
(Benefit) provision for income taxes	(902.3)	(104.4)	397.3	999.5

Net income	2,330.9	1,439.8	4,531.7	3,427.6
Less: Net income attributable to non-controlling interest	3.3	5.1	14.3	23.2

Net income attributable to Express Scripts	$2,327.6	$1,434.7	$4,517.4	$3,404.4

Weighted-average number of common shares outstanding during the period:
Basic	565.0	609.1	580.1	626.9
Diluted	568.4	613.5	583.4	631.4

Earnings per share attributable to Express Scripts:
Basic	$4.12	$2.36	$7.79	$5.43
Diluted	$4.10	$2.34	$7.74	$5.39

*	Includes retail pharmacy co-payments of $1,831.6 million and $1,883.3 million for the three months ended December 31, 2017 and 2016, respectively, and $8,241.3 million and $8,569.2 million for the years ended December 31, 2017 and 2016, respectively.

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Balance Sheet

(in millions)	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$2,309.6	$3,077.2
Receivables, net	7,056.3	7,062.1
Inventories	2,124.9	1,959.0
Prepaid expenses and other current assets	466.3	265.1

Total current assets	11,957.1	12,363.4
Property and equipment, net	551.3	607.0
Computer software, net	814.9	712.6
Goodwill	31,099.7	29,277.8
Other intangible assets, net	9,625.9	8,636.9
Other assets	206.9	147.2

Total assets	$54,255.8	$51,744.9

Liabilities and stockholders’ equity
Current liabilities:
Claims and rebates payable	$10,188.5	$8,836.9
Accounts payable	3,755.7	3,875.7
Accrued expenses	2,869.3	2,993.2
Short-term debt and current maturities of long-term debt	1,032.9	722.3

Total current liabilities	17,846.4	16,428.1
Long-term debt	14,981.5	14,846.0
Deferred taxes	2,562.4	3,603.3
Other liabilities	740.2	623.7

Total liabilities	36,130.5	35,501.1

Stockholders’ equity:
Preferred stock, 15.0 shares authorized, $0.01 par value per share; no shares issued and outstanding	—	—
Common stock, 2,985.0 shares authorized, $0.01 par value per share; shares issued: 862.3 and 857.5, respectively; shares outstanding: 564.4 and 605.5, respectively	8.6	8.6
Additional paid-in capital	23,537.8	23,233.6
Accumulated other comprehensive loss	(2.9)	(12.3)
Retained earnings	16,318.6	11,801.2

	39,862.1	35,031.1

Common stock in treasury at cost, 297.9 and 252.0 shares, respectively	(21,742.5)	(18,795.1)

Total Express Scripts stockholders’ equity	18,119.6	16,236.0

Non-controlling interest	5.7	7.8

Total stockholders’ equity	18,125.3	16,243.8

Total liabilities and stockholders’ equity	$54,255.8	$51,744.9

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Statement of Cash Flows

	Year Ended December 31,
(in millions)	2017	2016
Cash flows from operating activities:
Net income	$4,531.7	$3,427.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,802.0	2,154.6
Deferred income taxes	(1,678.9)	(497.4)
Employee stock-based compensation expense	99.6	107.0
Other, net	43.3	(36.2)
Changes in operating assets and liabilities:
Receivables	55.9	(374.0)
Inventories	(166.7)	64.1
Other current and noncurrent assets	(172.5)	(137.5)
Claims and rebates payable	1,114.9	(560.8)
Accounts payable	(126.8)	436.4
Accrued expenses	(241.7)	404.2
Other current and noncurrent liabilities	90.5	(68.6)

Net cash flows provided by operating activities	5,351.3	4,919.4

Cash flows from investing activities:
Acquisitions, net of cash acquired	(3,501.1)	—
Capital expenditures for property and equipment and computer software	(267.4)	(330.4)
Net cash proceeds from the sale of business	85.3	—
Other, net	(7.4)	(21.5)

Net cash used in investing activities	(3,690.6)	(351.9)

Cash flows from financing activities:
Treasury stock acquired	(2,938.0)	(4,746.9)
Proceeds from long-term debt, net of discounts	1,398.9	5,986.8
Repayment of long-term debt	(1,125.0)	(5,932.5)
Commercial paper borrowings, net	194.8	—
Net proceeds from employee stock plans	81.0	87.2
Other, net	(44.9)	(72.4)

Net cash used in financing activities	(2,433.2)	(4,677.8)

Effect of foreign currency translation adjustment	4.9	1.2

Net decrease in cash and cash equivalents	(767.6)	(109.1)
Cash and cash equivalents at beginning of period	3,077.2	3,186.3

Cash and cash equivalents at end of period	$2,309.6	$3,077.2

Table 1

Express Scripts Holding Company Unaudited Consolidated Selected Information

(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Claims Volume
Network	222.2	223.1	877.6	887.4
Home delivery and specialty (2)	29.4	30.4	116.7	120.2

Total claims	251.6	253.5	994.3	1,007.6

Adjusted network (3)	270.3	266.2	1,061.0	1,056.5
Adjusted home delivery and specialty (3)	85.5	88.7	340.1	351.1

Total adjusted claims(3)	355.8	354.9	1,401.1	1,407.6

Depreciation and Amortization (D&A):
Revenue amortization(4)	$55.4	$55.4	$221.7	$200.5
Cost of revenues depreciation	34.0	27.9	130.2	113.4
Selling, general and administrative depreciation	52.4	53.4	207.7	208.4
Selling, general and administrative amortization(4)	316.1	406.7	1,242.4	1,632.3

Total D&A	$457.9	$543.4	$1,802.0	$2,154.6

Generic Fill Rate**
Network	86.0%	85.8%	86.7%	86.0%
Home delivery	83.5%	81.4%	83.0%	80.8%
Overall	85.7%	85.2%	86.2%	85.3%

See Footnotes to Press Release

**	The home delivery generic fill rate is currently lower than the network generic fill rate as fewer generic substitutions are available among maintenance medications (e.g., therapies for chronic conditions) commonly dispensed from home delivery pharmacies compared to acute medications, which are primarily dispensed by pharmacies in our retail networks.

Table 2

Express Scripts Holding Company Unaudited Adjusted Gross Profit and Adjusted SG&A Reconciliation

Provided below are reconciliations of adjusted gross profit and adjusted selling, general and administrative expenses, which are non-GAAP measures, to gross profit and selling, general and administrative expenses, respectively, which are the most directly comparable measures calculated in accordance with GAAP.

(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Gross profit, as reported	$2,490.5	$2,338.2	$8,762.1	$8,620.5
Amortization of intangible assets (4)	55.4	55.4	221.7	200.5
Enterprise value initiative costs (5)	2.7	—	5.0	—

Adjusted gross profit	$2,548.6	$2,393.6	$8,988.8	$8,821.0

Selling, general and administrative, as reported	$908.1	$863.5	$3,268.1	$3,532.7
Amortization of intangible assets (4)	316.1	406.7	1,242.4	1,632.3
Enterprise value initiative costs (5)	16.9	—	37.8	—
Transaction and integration costs (6)	91.9	—	91.9	—
Other compensation costs (7)	—	41.2	—	41.2

Adjusted selling, general and administrative	$483.2	$415.6	$1,896.0	$1,859.2

See Footnotes to Press Release

Table 3

Express Scripts Holding Company Unaudited EBITDA and Adjusted EBITDA Reconciliation

(in millions, except per claim data)

Provided below is a reconciliation of EBITDA and Adjusted EBITDA attributable to Express Scripts, which are non-GAAP financial measures, to net income attributable to Express Scripts. The Company believes net income is the most directly comparable measure under GAAP.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income attributable to Express Scripts, as reported	$2,327.6	$1,434.7	$4,517.4	$3,404.4
(Benefit) provision for income taxes (8)	(902.3)	(104.4)	397.3	999.5
Depreciation and amortization(4),*	457.9	543.4	1,802.0	2,154.6
Other expense (income), net	153.8	139.3	565.0	660.7

EBITDA attributable to Express Scripts	$2,037.0	$2,013.0	$7,281.7	$7,219.2
Adjustments to EBITDA
Transaction and integration costs (6)	91.9	—	91.9	—
Enterprise value initiative costs(5),*	19.0	—	41.9	—
Other compensation costs (7)	—	41.2	—	41.2

Adjusted EBITDA attributable to Express Scripts	$2,147.9	$2,054.2	$7,415.5	$7,260.4

Total adjusted claims(3)	355.8	354.9	1,401.1	1,407.6

Adjusted EBITDA attributable to Express Scripts, per adjusted claim	$6.04	$5.79	$5.29	$5.16

See Footnotes to Press Release

*	Depreciation and amortization for the three months and year ended December 31, 2017, as presented above includes $0.6 million and $0.9 million, respectively, of accelerated depreciation in connection with the enterprise value initiative which is not otherwise included in enterprise value initiative costs.

Table 4

Express Scripts Holding Company Unaudited Adjusted Diluted EPS Reconciliation

Provided below is a reconciliation of Adjusted Diluted EPS attributable to Express Scripts, which is a non-GAAP measure, to diluted

EPS attributable to Express Scripts, which is its most directly comparable measure calculated in accordance with GAAP.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(per diluted share)
Diluted EPS attributable to Express Scripts, as reported	$4.10	$2.34	$7.74	$5.39

Excluding items indicated:
Amortization of intangible assets (4),*	0.65	0.75	2.51	2.90
Enterprise value initiative costs (5),*	0.03	—	0.07	—
Discrete tax items (8)	(2.49)	(0.97)	(2.40)	(1.00)
Debt redemption costs (9),*	—	—	—	0.22
Transaction and integration costs (6),*	0.16	—	0.16	—
Other compensation costs (7),*	—	0.06	—	0.06
Loss on disposal (10),*	0.03	—	0.03	—
Tax impact of excluded items (11)	(0.32)	(0.30)	(1.01)	(1.18)

Diluted EPS attributable to Express Scripts, adjusted	$2.16	$1.88	$7.10	$6.39

See Footnotes to Press Release

*	Presented on a pre-tax basis.

Table 5

Express Scripts Holding Company Unaudited Adjusted Net Income and

Adjusted Effective Income Tax Rate Reconciliation

(in millions)

Presented below is a reconciliation of adjusted net income attributable to Express Scripts, which is a non-GAAP financial measure, to income before income taxes, which is its most directly comparable measure calculated in accordance with GAAP.

	Three Months Ended December 31, 2017			Year Ended December 31, 2017
	Income before income taxes	Provision for income taxes	Effective income tax rate	Income before income taxes	Provision for income taxes	Effective income tax rate
Income before income taxes, as reported	$1,428.6	$(902.3)		$4,929.0	$397.3
Net income attributable to non-controlling interest	(3.3)	—		(14.3)	—

Income before income taxes attributable to Express Scripts	1,425.3	(902.3)	-63.3%	4,914.7	397.3	8.1%

Excluding items indicated:
Discrete tax items(8)	—	1,417.9		—	1,402.4
Loss on disposal (10)	17.7	6.5		17.7	6.5
Enterprise value initiative costs(5)	19.6	7.2		42.8	15.7
Transaction and integration costs (6)	91.9	33.7		91.9	33.7
Amortization of intangible assets(4)	371.5	134.0		1,464.1	536.1

Income before income taxes attributable to Express Scripts, as adjusted	$1,926.0	$697.0	36.2%	$6,531.2	$2,391.7	36.6%

Adjusted net income attributable to Express Scripts	$1,229.0			$4,139.5

See Footnotes to Press Release

Table 5A

Express Scripts Holding Company Unaudited Adjusted Net Income and

Adjusted Effective Income Tax Rate Reconciliation

(in millions)

Presented below is a reconciliation of adjusted net income attributable to Express Scripts, which is a non-GAAP financial measure, to income before income taxes, which is its most directly comparable measure calculated in accordance with GAAP.

	Three Months Ended December 31, 2016			Year Ended December 31, 2016
	Income before income taxes	Provision for income taxes	Effective income tax rate	Income before income taxes	Provision for income taxes	Effective income tax rate
Income before income taxes, as reported	$1,335.4	$(104.4)		$4,427.1	$999.5
Net income attributable to non-controlling interest	(5.1)	—		(23.2)	—

Income before income taxes attributable to Express Scripts	1,330.3	(104.4)	-7.8%	4,403.9	999.5	22.7%

Excluding items indicated:
Amortization of intangible assets(4)	462.1	171.5		1,832.8	679.8
Discrete tax items(8)	—	598.2		—	633.9
Debt redemption costs (9)	—	—		135.6	50.3
Other compensation costs (7)	41.2	15.3		41.2	15.3

Income before income taxes attributable to Express Scripts, as adjusted	$1,833.6	$680.6	37.1%	$6,413.5	$2,378.8	37.1%

Adjusted net income attributable to Express Scripts	$1,153.0			$4,034.7

See Footnotes to Press Release

Table 6

Express Scripts Holding Company Unaudited 2018 Guidance Information

Adjusted diluted EPS and adjusted EBITDA are non-GAAP financial measures. For a discussion of the financial measures presented herein that are not calculated or presented in accordance with GAAP, see “Supplemental Information Regarding Non-GAAP Financial Measures” above.

Consolidated Guidance	Estimated Year Ending December 31, 2018	Estimated Year Ending December 31, 2018
(in millions, except per share data)	Current Guidance	Previous Guidance*
Adjusted Diluted EPS attributable to Express Scripts	$9.27 to $9.47	$9.27 to $9.47
Year over year growth	31%-33%	31%-33%

Total adjusted claims	1,345 to 1,395	1,345 to 1,395

Revenue	$99,000 to $102,000	$99,000 to $102,000

Adjusted EBITDA attributable to Express Scripts	$7,600 to $7,800	$7,600 to $7,800

Diluted weighted average shares outstanding during the period	540 to 560	540 to 560

Net cash flow provided by operating activities	$5,775 to $6,275	$5,775 to $6,275

(in millions, except per share data)	Estimated Three Months Ending March 31, 2018
Adjusted Diluted EPS attributable to Express Scripts	$1.73 to $1.78
Year over year growth	30%-34%

Total adjusted claims	335 to 345

Core Business Guidance	Estimated Year Ending December 31, 2018	Estimated Year Ending December 31, 2018
(in millions, except per share data)	Current Guidance	Previous Guidance
Total adjusted claims	1,125 to 1,165	1,125 to 1,165

Revenue	$80,500 to $83,000	$80,500 to $83,000

Adjusted EBITDA attributable to Express Scripts	$5,250 to $5,400	$5,250 to $5,400

Core Business Guidance (in millions, except per share data)	Estimated Three Months Ending March 31, 2018
Total adjusted claims	280 to 290

*	Updated 2018 guidance was provided in January 2018 to reflect the effects of the Tax Act, enacted in December 2017.

Table 7

Express Scripts Holding Company Operating Results Excluding Estimate of Contribution related to Transitioning Clients

(amounts in millions except per claim figures)

(Three months ended)		December 31, 2017			December 31, 2016			Change
		Consolidated As Reported	Transitioning Clients(1)	Core business(1)	Consolidated As Reported	Transitioning Clients(1) (Table 8)	Core business(1)	As Reported	Core business(1)
Adjusted claims	Table 1	355.8	60.1	295.7	354.9	60.5	294.4	0.3%	0.4%
Revenues(12)		$25,378.8	$4,863.7	$20,515.1	$24,863.3	$4,737.3	$20,126.0	2.1%	1.9%
Net income		$2,327.6	N/A	N/A	$1,434.7	N/A	N/A	62.2%	N/A
Adjusted EBITDA	Table 3	$2,147.9	$661.6	$1,486.3	$2,054.2	$636.9	$1,417.3	4.6%	4.9%
Adjusted EBITDA/adjusted claim	Table 3	$6.04	N/A	$5.03	$5.79	N/A	$4.81	4.3%	4.6%

(Year ended)		December 31, 2017			December 31, 2016			Change
		Consolidated As Reported	Transitioning Clients(1)	Core business(1)	Consolidated As Reported Q4 2016	Transitioning Clients(1) (Table 8)	Core business(1)	As Reported	Core business(1)
Adjusted claims	Table 1	1,401.1	236.3	1,164.8	1,407.6	238.6	1,169.0	-0.5%	-0.4%
Revenues(12)		$100,064.6	19,152.9	$80,911.7	$100,287.5	$18,772.8	$81,514.7	-0.2%	-0.7%
Net income		$4,517.4	N/A	N/A	$3,404.4	N/A	N/A	32.7%	N/A
Adjusted EBITDA	Table 3	$7,415.5	$2,472.1	$4,943.4	$7,260.4	$2,470.4	$4,790.0	2.1%	3.2%
Adjusted EBITDA/adjusted claim	Table 3	$5.29	N/A	$4.24	$5.16	N/A	$4.10	2.5%	3.4%

See Footnotes to Press Release.

Table 8**

Express Scripts Holding Company - Estimate of Transitioning Clients

Contribution by Quarter

(amounts in millions except per claim figures)

Anthem** ,(1)
	Q1 2016	Q2 2016	Q3 2016	Q4 2016
Adjusted Claims	54.5	54.2	54.3	56.6
Revenues(12)	$4,096.7	$4,354.9	$4,243.0	$4,381.3
Adjusted EBITDA*	$467.9	$644.7	$572.1	$563.3
Adjusted EBITDA/adjusted claim*	$8.59	$11.89	$10.54	$9.95

Transitioning Clients(1)
	Q1 2016	Q2 2016	Q3 2016	Q4 2016
Adjusted Claims	5.6	4.9	4.6	3.9
Revenues	$457.5	$471.9	$411.5	$356.0
Adjusted EBITDA*	$50.0	$49.5	$49.3	$73.6

Combined Contribution(1)
	Q1 2016	Q2 2016	Q3 2016	Q4 2016
Adjusted Claims	60.1	59.1	58.9	60.5
Revenues(12)	$4,554.2	$4,826.8	$4,654.5	$4,737.3
Adjusted EBITDA*	$517.9	$694.2	$621.4	$636.9

Core (Excluding Transitioning Clients)(12)
	Q1 2016	Q2 2016	Q3 2016	Q4 2016
Adjusted Claims	296.2	290.2	288.2	294.4
Revenues	$20,237.6	$20,395.5	$20,755.6	$20,126.0
Adjusted EBITDA*	$942.1	$1,103.9	$1,326.7	$1,417.3
Adjusted EBITDA/adjusted claim*	$3.18	$3.80	$4.60	$4.81

*	Q4 2016 Adjusted EBITDA includes an adjustment for other compensation costs of $41.2 million.

**	For presentation purposes, Table 8 is consistent with the Q1 2017 Press Release presentation. As noted in footnote 1, Anthem financial results were combined with each of the Transitioning Clients in Q3 and Q4 2017 upon announcement by Anthem on October 18, 2017, of its intention not to renew its contract with the Company.

See Footnotes to Press Release

Footnotes to Press Release

(1)	The Company’s core business excludes the contributions from Coventry and Catamaran, both of which were acquired and are transitioning off the Company’s book of business, as well as Anthem, to which we refer together as the “Transitioning Clients.” Amounts attributable to each of the Transitioning Clients are based on management’s estimates regarding, among other items, cost allocation and may not be indicative of costs actually incurred as a result of servicing each of the Transitioning Clients. Both direct and indirect costs were allocated based on management’s best estimates of costs attributable to servicing each of the Transitioning Clients, and, where appropriate, are based on actual cost or adjusted claims attributable to each of the Transitioning Clients.
(2)	Includes home delivery, specialty and other including: (i) drugs distributed through patient assistance programs administered through UBC, which were disposed of as part of the sale of UBC on December 27, 2017; (ii) drugs distributed to clients of other PBMs under limited distribution contracts with pharmaceutical manufacturers; and (iii) Freedom Fertility claims.
(3)	Total adjusted network claims includes an adjustment to reflect non-specialty network claims filled through our 90-day programs. These claims are multiplied by three, as these claims, on average, typically cover a time period three times longer than other network claims. Home delivery claims are also multiplied by three, consistent with prior practice, as home delivery claims typically cover a time period three times longer than unadjusted network claims. See Schedule A below.
(4)	Amortization of intangible assets includes amounts in both revenues and selling, general and administrative expense.

Revenue amortization is related to the customer contract with Anthem, which commenced upon closing the NextRx acquisition in 2009. Amortization of intangibles that arises in connection with consideration given to a customer by a vendor is characterized as a reduction of revenues. Intangible amortization of $55.4 million ($35.6 million net of tax) and $55.4 million ($34.8 million net of tax) is included as a reduction to revenue for the three months ended December 31, 2017 and 2016. Intangible amortization of $221.7 million ($140.5 million net of tax) and $200.5 million ($126.1 million net of tax) is included as a reduction to revenue for the years ended December 31, 2017 and 2016, respectively. The Company’s 10-year agreement with Anthem under which we provide pharmacy benefit management services to Anthem and its designated affiliates was previously amortized using a modified pattern of benefit method over an estimated useful life of 15 years. Beginning in March 2016, we began amortizing our agreement with Anthem over the remaining term of the contract (i.e., using a modified pattern of benefit over an estimated useful life of 10 years from the time the agreement was executed in 2009), which resulted in an additional $126.7 million and $105.6 million of revenue amortization recognized for the years ended December 31, 2017 and 2016, respectively.

Selling, general, and administrative expense includes the amortization of other intangible assets and computer software acquired through business combinations, of $316.1 million ($201.9 million net of tax) and $406.7 million ($255.8 million net of tax) for the three months ended December 31, 2017 and 2016, and for the years ended December 31, 2017 and 2016 of $1,242.4 million ($787.5 million net of tax) and $1,632.3 million ($1,026.9 million net of tax), respectively.

(5)	Costs included in cost of revenues (gross profit), primarily comprised of professional fees, severance and other business activity charges in connection with the enterprise value initiative, are $2.7 million ($1.6 million net of tax) for the three months ended December 31, 2017 and $5.0 million ($3.1 million net of tax) for the year ended December 31, 2017.

Costs included in selling, general and administrative, primarily comprised of professional fees, severance and other business activity charges in connection with the enterprise value initiative, are $16.9 million ($10.8 million net of tax) for the three months ended December 31, 2017 and $37.8 million ($24.0 million net of tax) for the year ended December 31, 2017.

(6)	Transaction and integration costs include those costs directly related to the acquisition of eviCore and myMatrixx Holdings, Inc. and the sale of UBC. Costs of $91.9 million ($58.2 million net of tax) are primarily composed of professional fees, integration-related activities and severance costs, and are included in selling, general and administrative expense for the three months and year ended December 31, 2017.
(7)	Costs of $41.2 million ($25.9 million net of tax) for the three months and year ended December 31, 2016, are related to compensation in connection with the net tax benefit of approximately $511.0 million related to the divestiture of PolyMedica Corporation (Liberty). Following receipt of the tax benefit proceeds, the Board of Directors authorized the use of $41.2 million, approximately 8%, or $0.06 per share ($0.04 per share net of tax), of the PolyMedica tax benefit proceeds to reward employees for the significant contribution this multi-year effort provided the Company and its shareholders.
(8)	(Benefit) provision for income taxes includes discrete tax benefits of $1,417.9 million and $1,402.4 million for the three months and year ended December 31, 2017, respectively, related primarily to the deferred tax implications of the Tax Act. (Benefit) provision for income taxes includes discrete tax benefits of $598.2 million and $633.9 million for the three months and year ended December 31, 2016, respectively, related primarily to changes in unrecognized tax benefits. In October 2016, we recognized a net tax benefit of approximately $511.0 million related to the divestiture of Liberty.
(9)	Debt redemption costs, which include write-off of discounts, premiums, deferred financing costs and other costs incurred for the early redemption of senior notes, totaled $135.6 million ($85.3 million net of tax) and are included in interest expense for the year ended December 31, 2016.
(10)	In December 2017, the Company sold UBC for approximately $150.0 million, which included both cash and a note receivable.
We recorded a $17.7 million ($11.2 million net of tax) loss on disposal, which is reported within interest expense and other for the three months and year ended December 31, 2017.
(11)	Represents adjustment for the tax impact related to non-GAAP items excluded from adjusted diluted EPS. See Table 5 and 5A for calculation of adjusted effective income tax rate.
(12)	Consolidated revenues and Transitioning Clients revenues include intangible amortization related to the customer contract with Anthem of $55.4 million for each of the three months ended December 31, 2017 and 2016. Consolidated revenues and Transitioning Clients revenues include intangible amortization related to the customer contract with Anthem of $221.7 million and $200.5 million for the years ended December 31, 2017 and 2016, respectively.

Footnotes to Press Release: Schedule A

Express Scripts Holding Company Unaudited 2016 and 2015 Claims Recast

As previously reported in our February 14, 2017, press release and explained in footnote (5), we changed our methodology for calculating network claims retrospectively for 2016 and 2015. Provided below are recasts of the revised methodology for reporting network claims.

(in millions)

	As reported Q1 2016	Revision	Revised Q1 2016	As reported Q2 2016	Revision	Revised Q2 2016	As reported Q3 2016	Revision	Revised Q3 2016
Claims Volume
Network	226.1	—	226.1	221.2	—	221.2	217.0	—	217.0
Home delivery and specialty (2)	30.3	—	30.3	29.5	—	29.5	30.0	—	30.0

Total claims	256.4	—	256.4	250.7	—	250.7	247.0	—	247.0
Adjusted network (3)	234.7	32.8	267.5	229.4	34.0	263.4	224.5	34.9	259.4
Adjusted home delivery and specialty (3)	88.8	—	88.8	85.9	—	85.9	87.7	—	87.7

Total adjusted claims(3)	323.5	32.8	356.3	315.3	34.0	349.3	312.2	34.9	347.1

	As reported Q1 2015	Revision	Revised Q1 2015	As reported Q2 2015	Revision	Revised Q2 2015	As reported Q3 2015	Revision	Revised Q3 2015
Claims Volume
Network	219.1	—	219.1	228.2	—	228.2	232.8	—	232.8
Home delivery and specialty (2)	30.2	—	30.2	30.2	—	30.2	30.0	—	30.0

Total claims	249.3	—	249.3	258.4	—	258.4	262.8	—	262.8
Adjusted network (3)	219.1	33.0	252.1	232.9	35.6	268.5	240.8	36.9	277.7
Adjusted home delivery and specialty (3)	88.5	—	88.5	88.3	—	88.3	87.5	—	87.5

Total adjusted claims(3)	307.6	33.0	340.6	321.2	35.6	356.8	328.3	36.9	365.2